UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

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BioVeris Corporation

(Name of Registrant as Specified In Its Charter)

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BioVeris Corporation

16020 Industrial Drive

Gaithersburg, Maryland 20877

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 19, 2004

To The Stockholders of BioVeris Corporation:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BioVeris Corporation (“BioVeris” or the “Company”) will be held on October 19, 2004 at 10:00 a.m. local time at The Ritz Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia 22102, for the following purposes:

1.	To elect two Class I directors for a three-year term (Proposal 1).

2.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending 2005 (Proposal 2).

3.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on September 7, 2004 as the record date for the Annual Meeting. Only holders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder, for any purpose germane to the meeting.

                                             By Order of the Board of Directors

                         /s/George V. Migauksy
                   George V. Migausky
Secretary

Gaithersburg, Maryland

September 10, 2004

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING IN PERSON, YOU WILL NEED TO PRESENT AT THE DOOR THE ENCLOSED ADMISSION TICKET AND PROPER PHOTO IDENTIFICATION. YOU MAY ALSO RECEIVE A TICKET AT THE DOOR BY PRESENTING PROPER PHOTO IDENTIFICATION AND AN ACCOUNT STATEMENT SHOWING YOUR OWNERSHIP OF BIOVERIS STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BioVeris Corporation

16020 Industrial Drive

Gaithersburg, Maryland 20877

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 19, 2004

        This Proxy Statement is being furnished to the stockholders of BioVeris Corporation a Delaware corporation (the “Company”), as part of the solicitation of the enclosed proxy by its board of directors (the “Board of Directors” or “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for use at the Annual Meeting of Stockholders currently scheduled to be held on October 19, 2004, at 10:00 a.m. local time, at The Ritz Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia 22102 (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Company expects to first mail this Proxy Statement, the accompanying Proxy Card, the Admission Ticket and the Company’s Annual Report for the fiscal year ended March 31, 2004 to all stockholders entitled to vote at the Annual Meeting on or about September 13, 2004. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

GENERAL INFORMATION

Voting

        Each outstanding share of Common Stock entitles the holder to one vote on all matters as to which a vote is taken at the Annual Meeting. The Board of Directors has fixed the close of business on September 7, 2004 as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum but are not counted for any purpose in determining whether a matter is approved. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to the proposals set forth on the notice to shareholders by their clients may vote their clients’ proxies at their own discretion. As of September 7, 2004, the number of shares of Common Stock outstanding was 26,728,070.

Votes Required to Approve Each Item

        The following votes are required to approve each item of business at the meeting. As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to present for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Election of Directors (Proposal 1): The two candidates receiving the highest number of affirmative votes cast at the meeting in person or by proxy will be elected directors of the Company. Proxies may not be voted for a greater number of persons than the number of nominees named.

Other Items: A majority of the votes cast at the meeting in person or by proxy is required to ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent auditor for fiscal year ending 2005 (Proposal 2) and to approve any other items of business that may properly come before the meeting.

        At the Annual Meeting, stockholder votes will be tabulated by one or more persons appointed to act as inspectors of election. The inspectors of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

        All proxies in the enclosed form of proxy that are properly executed and returned to the Company prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR all proposals set forth in this Proxy Statement.

Solicitation

        This solicitation of proxies is made on behalf of the Company and its Board of Directors. The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic communications or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke such proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 16020 Industrial Drive, Gaithersburg, Maryland 20877, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

ELECTION OF DIRECTORS

(Proposal 1)

        The Board of Directors currently consists of seven directors divided into three classes designated as Class I, Class II and Class III. The Company reduced the number of directors to six, effective as of the Annual Meeting. The term of office of the Class I directors will expire at the Annual Meeting and Class I directors will be elected for a three-year term, except for Mr. Robert R. Salsmans who is not standing for election. The terms of office of the Class II directors and Class III directors will expire at the annual meetings of stockholders in 2005 and 2006, respectively, and their successors will be elected for a three-year term. The Governance and Nominating Committee of the Board of Directors has recommended the nominees listed below, each of whom is currently a Class I director of the Company.

        It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees, if authority to do so is not withheld. The Company believes that each nominee will stand for election and will serve if elected as director. If a person nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person as the Company’s Board of Directors may propose. The Board of Directors recommends a vote in favor of the named nominees.

Information as to the Nominees and Continuing Directors

        The following table sets forth, as of September 1, 2004, the names and certain other information regarding the nominees for election as director and those directors who will continue to serve after the Annual Meeting.

Nominees for a Three-year Term	Class	Age	Director Since	Expiration of Term	Positions Held With the Company
Richard J. Massey, Ph.D.1 John Quinn3, 4, 5 Continuing Directors Joop Sistermans2, 4, 5 Anthony Rees2,3, 4, 5 Samuel J. Wohlstadter1 William J. Crowley, Jr. 2, 4,5	I I II II III III	58 57 61 60 62 58	2003 2004 2003 2003 2003 2004	2004 2004 2005 2005 2006 2006	President, Chief Operating Officer and Director Director Director Director Chairman, Chief Executive Officer and Director Director

(1) Member of Non-Officer Stock Option Committee
(2) Member of Audit Committee
(3) Member of Executive Compensation Committee
(4) Member of the Joint Venture Oversight Committee
(5) Member of Governance and Nominating Committee

Set forth below is certain biographical information regarding the directors of the Company.

Nominees for a Three-Year Term

Class I (term expires 2004)

Richard J. Massey, Ph.D. is the Company’s President and Chief Operating Officer. He was one of the founders of IGEN International, Inc. (IGEN) and, from February 1992 until IGEN’s merger with Roche Holding Ltd (Roche), he was IGEN’s President and Chief Operating Officer. He served as Senior Vice President of IGEN from 1985 to 1992. From 1981 until he joined IGEN in 1983, Dr. Massey was a faculty member in the Microbiology and Immunology Department at Rush Medical Center in Chicago. Prior to that, he was Senior Research Scientist at the Frederick Cancer Research Center/National Cancer Institute.

John Quinn has served as a director since May 2004. He is President and Chief Executive Officer of Excel Polymers, LLC, an international polymer services company headquartered in Ohio. Previously, Mr. Quinn was Group Vice President of the elastomers and performance additives business of PolyOne Corporation from 2000 until August 2004 at which time PolyOne Corporation was reorganized as Excel Polymers LLC.

Mr. Quinn was President of M.A. Hanna Rubber Compounding Group from 1988 until its merger with the Geon Company in 2000, which resulted in the formation of PolyOne Corporation. Mr. Quinn was with the General Electric Company, Plastics Group, from 1993 to 1998, most recently as General Manager of the Noryl Resins Business.

Continuing Directors

Class II (term expires 2005)

Joop Sistermans has served as a director since September 2003. Prior to the completion of the merger between IGEN and Roche, he served as a director of IGEN since 1999. He is also Chairman, Advisory Council for Science and Technology Policy to the Dutch Government and Parliament, a position he has held since January 1, 2003. In addition, Mr. Sistermans has been Chairman, Supervisory Board of Thuiszorg Kempenstreek (Netherlands), a public organization for homecare, a position he has held since 2000. He also is a Supervisory Board member for the University of Twente, the Netherlands, a position he has held since 1997 and of the Maastricht School of Management, the Netherlands, a position he has held since 2001. Mr. Sistermans has served on the Boards of Directors of United Biomedical Inc., Hauppauge, NY, since 1999; of the Bio Primate Research Centre, Rijswijk, the Netherlands from 1997 to 2004; and of Keygene N.V. in Wageningen, the Netherlands, since 2002. He was Vice Chairman of the Framework Programme Expert Advisory Group of the European Commission for Innovative Products, Processes and Organisations in Brussels, Belgium, from 1998 until 2003. From 1999 to 2000, Mr. Sistermans served as Executive Vice President of Origin International B.V., a member company of the Philips Electronics Group of Companies based in the Netherlands. Mr. Sistermans was employed by Akzo Nobel from 1974 to 1999, and was a member of the Executive Council and Executive Vice President responsible for Strategy and Technology from 1994 until 1999.

Anthony Rees, D. Phil. has served as a director since September 2003. Prior to the completion of the merger between IGEN and Roche, he served as a director of IGEN since 2000. He serves as Chief Executive Officer of MIP Technologies in Lund, Sweden, a private biotechnology company founded in 2000. Previously, Professor Rees was Director of Science at Syntem, a biopharmaceutical company, a position he held from January 2000 until August 2003. He continues as a member of the Syntem Scientific Advisory Board. From 1997 to the end of 1999, he served as a non-executive director of Syntem. Professor Rees has held faculty positions at the University of Oxford from 1980 to 1990 and the University of Bath where, from 1990 to 1993, he was Head of the Biochemistry Department and from 1993 to 1997 he was Head of the School of Biology and Biochemistry. He now holds an Emeritus Professorship. In 1989, he co-founded and in 1994, he took public Oxford Molecular PLC, a British software company. Professor Rees received his doctoral degree from Oxford University.

Class III (term expires 2006)

Samuel J. Wohlstadter is the Company’s Chairman of the Board and Chief Executive Officer. He was one of the founders of IGEN and, from IGEN’s formation in 1982 until its merger with Roche, he was IGEN’s Chairman of the Board and Chief Executive Officer. Mr. Wohlstadter has been a venture capitalist for more than 25 years and has experience in founding, supporting and managing high technology companies, including Amgen Inc., a biotechnology company, and Applied Biosystems, Inc., a medical and biological research products company. Mr. Wohlstadter is also Chief Executive Officer of Hyperion Catalysis International, an advanced materials company, which he founded in 1981; of Wellstat Therapeutics Corporation, a drug discovery company, which he founded in 1985; of Proteinix Corporation, a development stage company organized to conduct research in intracellular metabolic processes, which he founded in 1988; and of Wellstat Biologics Corporation, a drug discovery company, which commenced operations in 1994.

William J. Crowley, Jr. has served as a director since May 2004. He is a certified public accountant and is an independent business advisor to companies. Prior to his retirement in 2002, Mr. Crowley had a thirty-two year career with Arthur Andersen LLP, most recently serving for 7 years as Managing Partner of the Baltimore, Maryland office. Mr. Crowley is also a director for Provident Bancshares Corporation, a financial institution based in Baltimore, Maryland, a position he has held since June 2003.

Corporate Governance and Other Matters

        During the fiscal year ended March 31, 2004, the Board of Directors held four meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held (during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

        The Board of Directors has five standing committees: an Audit Committee, a Joint Venture Oversight Committee (the “JVOC”), an Executive Compensation Committee, a Non-Officer Stock Option Committee and a Governance and Nominating Committee.

        The Audit Committee reviews the Company’s auditing, accounting, financial reporting and internal control functions and makes recommendations to the Board for the selection of independent auditor. In discharging its duties, the committee reviews and approves the scope of the annual audit and the independent auditor’s fees; meets independently with the Company’s internal accounting staff, independent auditor and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit program, and matters relating to internal control systems as well as the results of the annual audit. During fiscal 2004, the Audit Committee held 4 meetings and had three members: Messrs. Salsmans, Sistermans, and Rees. Mr. Crowley joined the Audit Committee in May 2004. Since August 2004, the Audit Committee’s members have been Messrs. Salsmans, Sistermans and Crowley. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ (NASD) listing standards. The Board of Directors has determined that each of William J. Crowley, Jr., Robert Salsmans and Joop Sistermans qualifies as an “audit committee financial expert” as defined in Item 401 of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee which is included as Appendix A to this Proxy Statement.

        The Executive Compensation Committee is responsible for establishing the Company’s compensation programs for executive officers and makes determinations concerning executive salaries and incentive compensation, awards stock options to executive officers under the Company’s stock option plans and otherwise determines executive officer compensation levels and performs such other functions regarding compensation as the Board may delegate. The Executive Compensation Committee did not meet during fiscal 2004. The Executive Compensation Committee had two members through May 2004: Messrs. Salsmans and Sistermans. Since May 2004, Messrs. Rees and Quinn have been serving as members of the Executive Compensation Committee, each of whom is a “non-employee director” and an “outside director” as defined in the rules promulgated by the SEC and Section 162(m) of the Internal Revenue Code (the “Code”).

        The Non-Officer Stock Option Committee has authority to grant stock options to persons who are not, at the time of the grant of the option, executive officers of the Company subject to Section 16 of the Exchange Act. The Non-Officer Stock Option Committee did not meet during fiscal 2004. The Non-Officer Stock Option Committee has two members: Mr. Wohlstadter and Dr. Massey.

        The JVOC has the authority and responsibility for overseeing and monitoring BioVeris’s interests in Meso Scale Diagnostics, LLC. (MSD); ensuring BioVeris’s compliance with its obligations to MSD; establishing its position on issues arising under current agreements with MSD, Meso Scale Technologies LLC. (MST) and Mr. Jacob Wohlstadter, a son of the Company’s chief executive officer; and negotiating amendments to existing agreements or any new agreements with MSD, MST or Mr. Jacob Wohlstadter, as the committee deems necessary. The JVOC must consist of at least two independent directors appointed by the Board of Directors. The current members of the JVOC are: Messrs. Crowley, Quinn, Salsmans, Sistermans and Rees, each of whom is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ marketplace rules and Section 10A of the Exchange Act. The BioVeris board of directors has established a written charter for the JVOC. During fiscal 2004, the JVOC held 2 meetings.

        On May 28, 2004, BioVeris established a Governance and Nominating Committee. The Governance and Nominating Committee is responsible for establishing criteria for selecting new members of the Company’s Board of Directors, leading the search for individuals qualified to become members of the Board of Directors and recommending individuals to the Board for selection as director nominees, reviewing the Board of Directors’ committee structure and recommending to the Board for its approval directors to serve as members of each Board committee, and developing and recommending to the Board and annually reviewing a set of corporate governance guidelines. The Governance and Nominating Committee currently has three members: Messrs. Crowley, Quinn and Rees, each of whom is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ marketplace rules and Section 10A of the Securities Exchange Act of 1934, as amended. The Governance and Nominating Committee has not yet adopted a written charter, but intends to do so.

        BioVeris’s by-laws permit stockholders eligible to vote for the election of directors at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to its Secretary. BioVeris’s by-laws also permit stockholders to propose other business brought before an annual meeting, provided that such proposals are made pursuant to timely notice to the Secretary. To be timely, notice must generally be delivered to BioVeris’s principal executive offices no later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. See “Stockholder Proposals”. Candidates recommended by the stockholders of the Company are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by the Company’s directors, executive officers, third party search firms or other sources.

        The minimum qualifications, skills, and attributes that the Governance and Nominating Committee looks for in nominees may include the following: (a) integrity, competence, and judgment essential to effective decision making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of the Company, (d) background and experience that compliments or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of the Company, and (f) a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

        The evaluation process may include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and at least one member of the Governance and Nominating Committee, and a thorough review by the Governance and Nominating Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. If the Committee determines that a candidate should be nominated for election to the Board, it will present its findings and recommendation to the full Board for approval.

        The Company has adopted a Corporate Code of Conduct and Business Ethics that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K under the Securities Act of 1933, as amended, and a “code of conduct” as defined by the qualitative listing requirements of The Nasdaq National Market. The Corporate Code of Conduct and Business Ethics applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and persons performing similar functions. A current copy of the Company’s Corporate Code of Conduct and Business Ethics may be obtained by any person, without charge, upon request directed to: BioVeris Corporation, Attention: Investor Relations, 16020 Industrial Drive, Gaithersburg, Maryland 20877.

        Stockholders and other parties interested in communicating directly with any of the individuals who are directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, Maryland 20877.

Compensation of Directors

        The following information relates to the Company’s compensation and reimbursement practices during fiscal 2004 for directors who were not officers or employees of the Company. In fiscal 2004, the aggregate compensation paid to non-employee directors (consisting of all directors other than Mr. Wohlstadter and Dr. Massey) was $59,000. In fiscal 2004, each non-employee director:

•	received an annual retainer of $10,000 and an attendance fee of $1,000 for each meeting of the BioVeris board of directors that he attended;

•	that served on the JVOC or the audit committee received an additional annual retainer of $10,000 plus an attendance fee of $1,000 for each meeting of such committee he attended; and

•	that served on the executive compensation committee received an additional annual retainer of $5,000 plus an attendance fee of $1,000 for each meeting of the executive compensation committee he attended.

        The Company maintains a policy for reimbursing all expenses incurred by members of the Board of Directors in connection with attendance at Board meetings.

        Under the Company’s 2003 stock incentive plan, on the day following each annual meeting of stockholders, each non-employee director shall be entitled to receive a grant of options to purchase 4,000 shares of the Company’s common stock and any person who is appointed or elected as a non-employee director at any other time shall be entitled to receive an option to purchase 4,000 shares of the Company’s common stock on the date of such appointment or election. In addition, as of February 13, 2004, the date the merger between IGEN and Roche was completed, each non-employee director who was serving at the time became entitled to receive an option to purchase 4,000 shares of the Company’s common stock. Accordingly, in August 2004, the Company granted an option to purchase 4,000 shares of its common stock to each of Joop Sistermans, Robert Salsmans, Anthony Rees, William J. Crowley Jr. and John Quinn pursuant to its 2003 stock incentive plan. Each grant has an exercise price equal to fair market value on the date the non-employee director became entitled to receive such grant and will vest in full on the first anniversary of the grant date. The Company did not grant any options to non-employee directors under its 2003 stock incentive plan in fiscal 2004.

IDENTIFICATION OF EXECUTIVE OFFICERS

        Set forth below is certain information regarding the position and business experience of George Migausky, who is an executive officer but not a director of the Company. The background descriptions of Samuel J. Wohlstadter, Chairman and Chief Executive Officer, and Richard J. Massey, President and Chief Operating Officer, are set forth above under the heading Information as to the Nominees and Continuing Directors.

        George V. Migausky has served as the Company’s Vice President and Chief Financial Officer since September 2003. From 1985 until the completion of IGEN’s merger with Roche, he was IGEN’s Vice President and Chief Financial Officer. Between 1985 and 1992, in addition to serving as IGEN’s Chief Financial Officer on a part-time basis, Mr. Migausky also served as financial advisor to several other privately held companies. Prior to joining IGEN in 1985, he spent nine years in financial management and public accounting positions, most recently as a Manager with the High Technology Group of Deloitte & Touche.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

(Proposal 2)

        The Audit Committee of the Board of Directors is seeking ratification of its appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending March 31, 2005. PricewaterhouseCoopers LLP acted as the Company’s independent auditor for the fiscal year ended March 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and they will be available to respond to appropriate questions from stockholders and, if they desire, to make a statement.

        Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s by-laws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If a majority of the stockholders voting at the Annual Meeting do not approve the selection of PricewaterhouseCoopers LLP, the selection of independent auditor may be reconsidered by the Board of Directors. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders. The Board of Directors recommends a vote in favor of the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending March 31, 2005.

Report of the Audit Committee

        The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2004 with management and PricewaterhouseCoopers LLP, the Company’s independent auditor. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Audit Standards No. 61 (Codification of Statements on Auditing Standards) relating to the conduct of the audit, including discussions relating to that firm’s independence. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP that is required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independent auditor’s independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 for filing with the SEC.

        The Audit Committee has adopted a written charter that has been approved by the Board of Directors, a copy of which is attached hereto as Appendix A.

By the Audit Committee of the Board of Directors:

Joop Sistermans
Robert R. Salsmans
William J. Crowley,Jr.
Anthony Rees

Date: September 10, 2004

Relationship with Independent Auditor

        Prior to the completion of the merger and related transactions among IGEN, Roche and the Company on February 13, 2004 (the merger and related transactions), the Company’s assets and businesses were owned and operated by IGEN. Prior to the completion of the merger and related transactions, Deloitte & Touche LLP was IGEN’s independent accountants and it reviewed the Company’s registration statement on Form S-4 filed with the SEC in connection with the merger and related transactions. After the completion of the merger and related transactions, the Company became an independent, publicly-traded company and Deloitte & Touche LLP became the Company’s independent accountants.

        On March 5, 2004, the Audit Committee of the Board of Directors of the Company engaged PricewaterhouseCoopers LLP as the Company’s new independent accountants to replace Deloitte & Touche LLP. The Audit Committee decided to solicit proposals from independent accounting firms, prior to the commencement of the audit for the Company’s fiscal year ending March 31, 2004. After receiving these proposals and considering a variety of factors, the Audit Committee voted to dismiss Deloitte & Touche LLP and engage PricewaterhouseCoopers LLP as the Company’s new independent accountants. PricewaterhouseCoopers LLP was the independent accountant that audited the Company’s financial statements for fiscal 2004.

        The report of Deloitte & Touche LLP on the consolidated financial statements of the Company for the fiscal years ended March 31, 2003 and 2002 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two most recent fiscal years and through March 5, 2004, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such years.

        During the two most recent fiscal years and through March 5, 2004, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1) (v)).

        During the two most recent fiscal years and through March 5, 2004, the Company has not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

        In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2004. The aggregate fees billed by PricewaterhouseCoopers LLP and Deloitte & Touche LLP for fiscal 2004 were as follows:

Audit Fees — The aggregate fees billed in fiscal year 2004 for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements were $107,000. The aggregate fees billed in fiscal year 2004 for professional services rendered by Deloitte & Touche LLP were $789,000, of which $627,000 related to the merger and related transactions, including review of the Company’s Registration Statement on Form S-4.

Audit-Related Fees — The aggregate fees billed in fiscal year 2004 for assurance and related services rendered by PricewaterhouseCoopers LLP and Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the financial statements and are not reported under Audit Fees above were $11,000 and $26,000, respectively. These fees relate primarily to consultative services provided regarding the Company’s application of generally accepted accounting principles.

Tax Fees — The aggregate fees billed in fiscal year 2004 by PricewaterhouseCoopers LLP and Deloitte & Touche LLP for tax compliance, tax advice and tax planning services were $0 and $75,000, respectively.

All Other Fees — The aggregate fees billed in fiscal year 2004 by PricewaterhouseCoopers LLP and Deloitte & Touche LLP for all other services were $1,000 and $0, respectively.

        In addition, the Company reimbursed MSD for audit fees of $31,000 for fiscal 2004.

        PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation during fiscal year 2004. The Audit Committee’s policy is to pre-approve all services and fees for the independent accountants, and it has considered whether, and determined that, the provision of services described in All Other Fees, above, is consistent with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of September 1, 2004 (except as otherwise indicated in the footnote below), certain information regarding the ownership of the Company’s common stock of: (i) each current director, including the nominees; (ii) each of the named executive officers; (iii) each person known by the Company to be the beneficial owner of more than 5% of its outstanding common stock; and (iv) all of the Company’s executive officers and directors as a group.

Name(1)	Number of Shares	Percent of Total
Samuel J. and Nadine Wohlstadter(2) Richard J. Massey, Ph.D.(3) George V. Migausky(4) Robert R. Salsmans Joop Sistermans Anthony Rees William J. Crowley, Jr. John Quinn Columbia Wanger Asset Management, L.P.(5) All directors and executive officers as a group (8 persons)	4,765,437 1,122,375 145,065 20,000 20,000 23,100 - - 1,519,900 6,095,977	17.80% 4.20% * * * * 5.69% 22.0%

* Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2)	Samuel J. and Nadine Wohlstadter’s address is: c/o BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, MD 20877. Does not include shares held by Mr. Wohlstadter’s adult children.

(3)	Richard J. Massey’s address is: c/o BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, MD 20877.

(4)	Includes 4,620 shares held by Mr. Migausky’s children.

(5)	Information as to the holding of Columbia Wanger Asset Management, L.P. is as of June 30, 2004 and is based on information provided by a third party market data provider. According to the SEC filings of Columbia Wanger Asset Management, L.P., its business address is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, directors and officers of the Company and beneficial holders of more than 10% of the Company’s common stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based upon a review of Section 16(a) filings furnished to it in the fiscal year ended March 31, 2004, the Company believes all applicable Section 16(a) filing requirements were met except that Joop Sistermans failed to timely file one Form 4 and each of William J. Crowley Jr. and John Quinn failed to timely file a Form 3. The late Form 4 was filed by Joop Sistermans on February 23, 2004, disclosing that on February 13, 2004, he acquired 20,000 shares of the Company’s common stock as a result of the cancellation of his IGEN stock options in connection with the merger and related transactions. Each of William J. Crowley Jr. and John Quinn filed a late Form 3 on August 12, 2004 disclosing that William J. Crowley Jr. and John Quinn, respectively, were appointed to the Company’s Board of Directors on May 24, 2004.

CHANGE IN CONTROL OF THE COMPANY

        Prior to February 13, 2004, the Company’s assets and businesses were owned and operated by IGEN. On February 13, 2004, IGEN and Roche consummated the merger and related transactions pursuant to which Roche acquired IGEN and IGEN simultaneously distributed shares of the Company’s common stock to its stockholders. The transaction occurred in the following steps:

•	IGEN restructured its operations so that the Company, a newly formed, wholly-owned subsidiary of IGEN at the time, assumed IGEN’s biodefense, life science and industrial product lines as well as IGEN’s opportunities in the clinical diagnostics and healthcare fields and the ownership of IGEN’s intellectual property, IGEN’s equity interest in MSD, cash and certain other rights and licenses currently held by IGEN; and

•	a wholly-owned subsidiary of Roche merged with and into IGEN, as a result of which IGEN became a wholly-owned subsidiary of Roche and the Company became an independent, publicly-traded company. Simultaneously with the completion of the merger, certain ongoing commercial agreements between certain affiliates of Roche and the Company became effective.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The Company became an independent, publicly traded company on February 13, 2004 upon completion of the merger and related transactions between IGEN and Roche. Prior to such date, the assets and businesses of the Company were owned by IGEN. The Company’s consolidated statements of operations include all costs attributable to its business during the period it was owned by IGEN, including an allocated share of general and administrative salaries. The following table sets forth certain information regarding the compensation the Company and IGEN paid to its executive officers in fiscal 2004, including amounts paid by IGEN and allocated to the Company. The current annual salary paid to Samuel Wohlstadter, Richard Massey and George Migausky is $426,000, $344,000 and $241,000, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Underlying Options (#shares)	All Other Compensation
Samuel J. Wohlstadter Chairman and Chief Executive Officer(4) Richard J. Massey, Ph.D. President and Chief Operating Officer George V. Migausky Vice President and Chief Financial Officer	2004 2004 2004	$ 422,500 $ 341,083 $ 238,958	$1,278,000(5) $ 450,000(5) $ 450,000(5)	- - -	$ 1,584(1) $ 1,892(2) $ 963(3)

(1)	Consists of life insurance premiums paid in the amount of $1,584.

(2)	Consists of 401(k) match amount of $860 and annual life insurance premiums paid in the amount of $1,032.

(3)	Consists of 401(k) match amount of $603 and annual life insurance premiums paid in the amount of $360.

(4)	Excludes annual salary of $21,000 paid to Nadine Wohlstadter, the wife of Samuel J. Wohlstadter, who is employed full-time by the Company as an Executive Coordinator.

(5)	Such amount represents the transaction bonus payment received by the officer from IGEN on February 13, 2004 in his capacity as an officer of IGEN in connection with the merger and related transactions.

Stock Option Grants and Exercises

        The Company has not granted options to its executive officers under its 2003 stock incentive plan.

Employment Agreements, Termination of Employment and Change of Control Arrangements

        The Company does not have an employment agreement with any of its named executive officers. The Company has a termination protection program, the purpose of which is to encourage the named executive officers and other key employees who participate in the program to continue as employees in the event of a “change of control” of the Company, as defined in the termination protection program. The termination protection program provides that in the event a covered employee’s employment is terminated without “cause” or the employee resigns for “good reason” within 30 months following a “change of control” of the Company, or a covered employee’s employment is terminated prior to a “change of control” at the request of a party involved in such “change of control” or otherwise in connection with or in anticipation of a “change of control”, then the employee shall be entitled to receive a cash payment equal to 1.5 to 3 times the sum of the employee’s annual salary plus bonus (3 times in the case of the named executive officers). Subject to certain exceptions, “good reason” means, for purposes of the termination protection program:

•	a decrease in (or failure to increase in accordance with the terms of any employment contract) the covered employee’s base salary or bonus opportunity;

•	a diminution in the aggregate employee benefits and perquisites provided to the covered employee;

•	a diminution in the covered employee's title, reporting relationship, duties or responsibilities;

•	relocation of the covered employee's primary office more than 35 miles from its current location; or

•	the failure of the Company’s successor to explicitly assume the termination protection program and the Company’s obligations thereunder.

        The termination protection program also provides that covered employees are entitled to continued welfare and pension benefits for up to 18 months (or in the case of the named executive officers, for up to 36 months (or life, with respect to medical and dental benefits and an annual comprehensive physical)). In addition, the termination protection program provides reimbursement for outplacement services and will provide a gross-up for any “parachute” excise tax imposed on payments made under the termination protection program, and for the advancement of costs and expenses incurred by the employee related to the termination protection program.

Report of Executive Compensation Committee On Executive Compensation

        During fiscal 2004, the members of the Executive Compensation Committee of the Board of Directors were Messrs. Salsmans and Sistermans, both of whom are “non-employee directors” and “outside directors” as defined in the rules promulgated by the SEC and Section 162(m) of the Code, respectively. The Executive Compensation Committee is responsible for establishing the Company’s compensation programs for executive officers.

Compensation Philosophy

        The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Executive Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock options. The compensation levels of the Company’s executive officers were set by the Executive Compensation Committee of IGEN while such officers were serving as executive officers of IGEN. The Company’s Executive Compensation Committee did not meet during fiscal 2004.

        Base Salary. The Executive Compensation Committee periodically reviews each executive officer’s base salary. When reviewing base salaries, the Executive Compensation Committee considers individual performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock option awards of executive officers are established based upon meeting Company and individual achievement performance goals and objectives and, upon a review of salary surveys of other emerging health care companies subjectively selected by the Executive Compensation Committee. The Executive Compensation Committee utilizes published salary surveys for the life science industry and surveys a relevant group of health care companies that are publicly traded to obtain additional information for making compensation comparisons. This group of companies includes diagnostic, biotechnology and medical technology companies with size and market capitalizations similar to those of the Company. Based upon such surveys, the executive officers’ salaries are set in a range similar to other comparable health care companies.

        Bonus. The bonus program is a variable pay program for executive officers of the Company to earn additional annual compensation. The bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company’s objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building shareholder value.

        Option Plan. The Company’s 2003 stock incentive plan was established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

        Periodic grants of stock options are generally made to certain eligible employees upon commencement of employment and additional grants are made occasionally following a significant change in job responsibilities, scope or title. Stock options granted are expected to generally have a five-year vesting schedule and expire 10 years from the date of grant. The exercise price of options granted under the stock option plan is usually 100% of fair market value of the underlying stock on the date of grant.

        Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Executive Compensation Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Executive Compensation Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. During fiscal 2004, the Executive Compensation Committee did not meet to review stock option compensation.

        Subject to certain exceptions, Section 162(m) of the Code provides that the Company may not deduct compensation paid to any of its Named Executive Officers in excess of $1.0 million in any one year. Section 162(m) of the Code excludes “performance-based compensation” from the $1.0 million limit on tax deductibility.

CEO Compensation

        The Executive Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO’s salary is determined based on comparisons with other public health care companies as described above. In awarding stock options and bonuses, the Executive Compensation Committee considers the CEO’s performance, overall contribution to the Company, retention, the number of unvested options held by the CEO and the total number of options to be granted and the Executive Compensation Committee’s subjective evaluation of the CEO’s performance. As described above, in determining where the CEO’s total compensation is set within the ranges and in light of the considerations described above, the Executive Compensation Committee by necessity makes certain subjective evaluations. The Executive Compensation Committee believes that compared to other health care companies surveyed by the Company, the CEO’s salary, bonus and stock options are in the mid range.

Conclusion

        Through the plans described above, a significant portion of the Company’s compensation program and the CEO’s and the other executive officers’ compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation.

Compensation Committee of the Board of Directors

Robert R. Salsmans and Joop Sistermans

Compensation Committee Interlocks and Insider Participation

        From September 2003 to May 2004, Joop Sistermans and Robert Salsmans served as members of the Company’s Executive Compensation Committee. Since May 2004, John Quinn and Anthony Rees have been serving as members of the Company’s Executive Compensation Committee. All members of the Executive Compensation Committee have been and are outside directors and none of the Company’s directors or executive officers serves on the compensation committee or the board of directors of any company for which Messrs. Salsmans, Sistermans, Quinn or Rees serves as an executive officer or director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MSD and the MSD Agreements

General

        MSD is a joint venture formed by IGEN and MST in 1995. MST is a company established and wholly-owned by Mr. Jacob Wohlstadter, a son of the Company’s chief executive officer. Mr. Jacob Wohlstadter is the president and chief executive officer of MSD.

        MSD was formed to develop, manufacture, market and sell products utilizing a combination of MST’s multi-array technology together with the Company’s ECL technology. MSD’s instrument systems include the Sector HTS and the Sector PR. The Sector HTS is an ultra high throughput drug discovery system engineered for applications such as high throughput screening and large-scale proteomics. The Sector PR is a smaller system designed for benchtop applications such as assay development, research in therapeutic areas, cellular biology and medium throughput screening. MSD also manufactures and markets a line of its own reagents, assays and plates that are used on these systems. During fiscal 2004, MSD had product sales of $8.4 million and a net loss of $19.9 million.

        In August 2001, IGEN amended the MSD joint venture agreement, the MSD limited liability company agreement and certain license and other agreements with MSD and MST to continue the MSD joint venture and entered into various related agreements, including employment and consulting agreements with Mr. Jacob Wohlstadter. These agreements are collectively referred to in this Proxy Statement as the MSD agreements. An independent committee of the IGEN board of directors, with the advice of independent advisors and counsel, negotiated and approved the MSD agreements.

        As part of the merger and related transactions, IGEN transferred its equity interest in MSD to the Company and assigned the MSD agreements to it. On February 13, 2004, the Company replaced IGEN as a member of MSD. Pursuant to the agreements executed in connection with the merger and related transactions, the MSD joint venture agreement expired upon the completion of the merger on February 13, 2004. However, the MSD limited liability company agreement continued (and the Company remains a member of MSD) and many provisions of the MSD joint venture agreement survived its expiration. In addition, certain of the other MSD agreements, including certain licenses and other arrangements with MSD, MST and Mr. Jacob Wohlstadter assigned to the Company by IGEN continue indefinitely in accordance with their terms.

        In August 2004, an independent committee of the Company’s board of directors, with the advice of independent counsel, negotiated and approved an agreement with MSD, MST and Jacob Wohlstadter to settle pending litigation and other disputes, pursuant to which MSD or MST agreed to purchase the Company’s interest in MSD. The Company also agreed to further amendments to the MSD limited liability company agreement and certain of the other MSD agreements that continue to be in effect.

        In June 2004, the Audit Committee of the Company’s board of directors commenced an investigation of MSD. The investigation was prompted by the discovery of a series of transactions undertaken by MSD involving the actual or proposed purchase by MSD of certain residential real property and luxury automobiles having an aggregate cost of approximately $7 million. The transactions were entered into by MSD upon Jacob Wohlstadter’s sole approval and without the Company’s knowledge.

        The Company subsequently commenced two separate lawsuits in the Court of Chancery of the State of Delaware against MSD, MST and Jacob Wohlstadter. In August 2004, the Company, MSD, MST and Jacob Wohlstadter settled the two lawsuits pursuant to a settlement agreement (the “settlement) that, among other things, also settled other outstanding disputes between the parties. As part of the settlement, MSD and MST agreed to purchase the Company’s interest in MSD, and the Company agreed to further amendments of the MSD limited liability company agreement and certain of the other MSD agreements that continue to be in effect.

Equity interest and capital contributions

        The Company holds a 31% voting equity interest in MSD. MST is the only other member of MSD and owns the remaining 69% voting equity interest. The Company also holds non-voting interests that entitle it to receive a preferred return on substantially all of its capital contributions. As of the completion date of the buyout by MSD or MST of the Company’s interest in MSD as described below, the Company will no longer hold these interests and will be entitled to receive only the purchase price in the buyout.

        Prior to the settlement, the Company had a right to appoint one of two members of MSD’s board of managers. Dr. Richard Massey, the Company’s president and chief operating officer, served as its representative on the MSD board of managers and also served as the treasurer and secretary of MSD. Dr. Massey received no compensation from MSD or the Company for serving as the treasurer and secretary of MSD. Pursuant to the settlement, Dr. Richard Massey has resigned from MSD’s board of managers and the Company executed an amendment to the MSD agreements to change the composition of the MSD board of managers to one person designated by MSD. The member of the MSD board of managers designated by MSD is Mr. Jacob Wohlstadter. Neither Dr. Massey nor the Company’s other executive officers or directors have any ownership interest in MST or MSD, other than through ownership of interests in the Company and other than the series B preferred stock purchased by Mr. Samuel Wohlstadter. Mr. Samuel Wohlstadter and Mrs. Nadine Wohlstadter disclaim any ownership interest in MST or MSD as a result of Mr. Jacob Wohlstadter’s ownership interest in those entities.

        During the years ended March 31, 2004, 2003 and 2002, the contributions the Company and IGEN made to MSD were $56.7 million, $20.5 million, and $19.6 million, respectively. The contribution to MSD in fiscal 2004 included a capital contribution of $37.5 million the Company made to MSD on February 17, 2004 in connection with the merger and related transactions. Of the $37.5 million, Mr. Samuel Wohlstadter funded $7.5 million through the purchase of shares of the Company’s series B preferred stock that economically mirror its class C interests in MSD. In August 2004, the Company made a capital contribution of $5 million as part of the settlement, of which $3 million was in cash and $2 million was in the form of a credit against payment of the purchase price for the buyout by MSD or MST of the Company’s interest in MSD. There were no other contributions in fiscal 2005 through the date hereof and the Company does not expect to make any further capital contributions to MSD.

        During the years ended March 31, 2004, 2003, and 2002, the Company recorded $19.2 million, $17.6 million and $13.3 million ($10.9 million as equity in loss of joint venture and $2.4 as research and development expense), respectively, as equity in loss of joint venture. The Company’s investment in affiliate totaled $9.2 million at March 31, 2003. Effective March 31, 2004, the Company consolidated the financial results of MSD in accordance with FASB Interpretation No. 46 (FIN 46).

        FIN 46 provides guidance on variable interest entities such as the MSD joint venture and the framework through which an enterprise assesses consolidation of a variable interest entity. The Company adopted FIN 46 as of March 31, 2004 and has determined that MSD qualifies as a variable interest entity.

Buyout of the Company’s interest in MSD

        Pursuant to the MSD joint venture agreement, MSD and MST had a joint right to purchase the Company’s entire interest in MSD upon termination or expiration of the MSD joint venture agreement at a price equal to fair market value less a discount that depended on the circumstances giving rise to termination or expiration of the agreement. The MSD joint venture agreement sets forth a valuation process for determination of the purchase price, which was to be determined before MSD or MST was required to commit to purchasing the interest. On April 29, 2004, following the expiration of the MSD joint venture agreement, MSD and MST gave notice to commence the valuation process. The valuation process was temporarily stayed in connection with the litigation the Company brought against MSD, MST and Jacob Wohlstadter.

        Pursuant to the settlement, MST or MSD will purchase, and the Company will sell, its entire interest in MSD, regardless of the purchase price. As contemplated by the MSD joint venture agreement, the purchase price will be equal to fair market value of the Company’s interests less a discount factor of 7.5%. Fair market value will be determined in accordance with the valuation process set forth in the MSD joint venture agreement. In the settlement, the Company agreed to certain matters in connection with the valuation process, including the timetable for the appraisals. The Company and MSD each appointed an appraiser and their appraisal reports were received on August 30, 2004. As the value determined by the two appraisers differed by more than 10%, a third appraiser has been appointed. The third appraiser’s report will be due on or about October 15, 2004. The fair market value will equal the average of the two closest determinations. Once the fair market value and purchase price are determined, the purchase will occur, which date is referred to as the completion date, and the Company will no longer be a member of MSD.

        As provided in the MSD joint venture agreement, MSD or MST will be required to pay the Company the outstanding purchase price plus simple (cumulated, not compounded) interest at the fixed annual rate of 0.5% over the prime rate in effect on the purchase date. The purchase price is payable over time in installments equal to the sum of 5% of MSD net sales, as determined in accordance with the MSD agreements, and 20% of the net proceeds realized by MSD from the sale of its debt or equity securities in any third-party financing after the date of the sale of the Company’s interest in MSD. As part of the settlement, the Company received a $2.0 million non-refundable prepayment from MSD for future amounts payable by MSD to it in respect of the purchase price in the form of a credit against amounts the Company agreed to pay MSD pursuant to the settlement. The amount of the prepayment credit outstanding from time to time will bear simple interest (cumulated, not compounded) at the fixed annual rate of 0.5% over the prime rate in effect on the date that MSD or MST, as the case may be, purchases the Company’s interests in MSD. The amount of the prepayment credit that is outstanding is the total amount, including accrued interest, reduced from time to time by the amount due and payable to the Company pursuant to the buyout of its interest in MSD. No further cash payments will be payable by MSD to the Company pursuant to the buyout until the $2.0 million prepayment credit, including accrued interest, is no longer deemed outstanding. In the event sufficient net sales or third-party financings do not materialize, the Company will not receive any additional payments from MSD or MST, as the case may be, for the purchase of its interest in MSD. As security for the payment obligation, the Company will hold a security interest in the interests in MSD that are being purchased. MST or MSD, as the case may be, may repay all or any part of the outstanding purchase price plus accrued interest at any time and from time to time without penalty.

        Under the MSD joint venture agreement, the parties are responsible for all fees and costs of the appraiser designated by it and one-half of all fees and costs of the third appraiser. Pursuant to the settlement, the Company agreed to pay MSD’s or MST’s, as applicable, share of such fees and costs, and to add such fees and costs to the purchase price payable by MSD or MST for the Company’s interest in MSD.

MSD joint venture agreement and MSD limited liability company agreement

•	During the term of the MSD joint venture agreement, MSD was IGEN’s and MST’s exclusive means of conducting the MSD research program, as defined in the MSD agreements, and which is referred to in this Proxy Statement as the MSD research program. The MSD research program involves the use in diagnostic procedures, including diagnostic procedures utilizing ECL technology, of:

•	selection and screening methods, including high throughput screening and methods involving large numbers of determinations, in each case relating only to claimed or inventive subject matter of the patents or know-how licensed by MST to MSD;

•	disposable electrodes; and

•	multi-array diagnostic.

        IGEN was obligated to refrain from developing or commercializing any products, processes or services that are related to the MSD research program in the diagnostic field, as defined for the purposes of the MSD agreements, or to MSD’s research technologies as described in the MSD agreements, subject to certain exceptions. For purposes of the MSD agreements, the diagnostic field is defined to mean all diagnostic devices and procedures for the measurement or detection of identifiable substances for human clinical research, environmental, agricultural, veterinary, food testing, industrial or similar purposes. As part of the MSD joint venture agreement, MSD granted to the Company an exclusive, worldwide, royalty-free license to use in the diagnostic field certain defined improvements developed by MSD in the MSD research program. However, the Company may not make, use or sell products, processes or services that use certain defined ECL improvements granted to it by MSD if doing so would compete with MSD in the diagnostic field or use research technologies defined in the MSD agreements. Although the MSD joint venture agreement has expired, the license granted to the Company to use in the diagnostic field certain defined ECL improvements developed by MSD remains in effect. In addition, after the Company ceases to be a member of MSD, MSD may require the Company to distribute MSD’s products pursuant to a mutually agreeable distribution agreement, and the Company will be required to pay to MST a royalty of 3% of net sales of MSD products sold by it.

        During its term, the MSD joint venture agreement limited the business of MSD to performing the MSD research program and developing, manufacturing, marketing and selling products in the diagnostic field. Because the MSD joint venture agreement has expired, this limitation on MSD’s business activity no longer applies. In the settlement, the parties acknowledged that it is the current intent of MSD that it will operate and do business in technology related fields, including the healthcare field, the software field, and detection and measurement technologies. Furthermore, although the MSD joint venture agreement has expired, the Company remains subject to limitations on its ability to manufacture, market and sell in the diagnostic field, as defined in the MSD agreements, instruments that use an electrode to start the ECL process where the electrode is disposable, consumable or not permanently installed and, MST retains sole ownership of all inventions, concepts, know-how and technology developed by MSD as well as all patent applications, patents and copyrights.

        In addition, because the MSD joint venture agreement has expired, the restrictions on MSD offering employment to the Company’s employees have ceased. Certain of the Company’s other obligations under the MSD joint venture agreement survive its termination, including the following:

•	to cooperate and work in good faith and use reasonable best efforts to assist MSD in securing third-party financing;

•	confidentiality obligations;

•	to make available to MSD the benefits of certain agreements with third-party licensors, suppliers, vendors, distributors and other providers;

•	to assign to MSD all proprietary information and intellectual property within the MSD research program or research technologies, as described in the MSD agreements, and to ensure that its employees protect such proprietary information, and

•	to defend and indemnify MSD against all claims arising out of the conduct of the MSD research program and to maintain liability insurance to cover the risk of liability resulting from the conduct of that program.

        In addition, the Company is obligated under the MSD limited liability company agreement to indemnify each officer and member of the board of managers of MSD with respect to any action taken by such person during the time IGEN or the Company, as the case may be, was or were a member of MSD by reason of the fact that such person is or was an officer or a member of the board of managers of MSD. Under the settlement, the parties agreed that this indemnification obligation applies only to acts, events or inactions, actual or alleged, occurring on or before the completion date without regard to whether the legal proceeding or other event triggering the indemnification obligation is initiated prior to or after this date.

        Prior to the exercise by MSD and MST of their right to purchase the Company’s interest in MSD, the Company was required to pay the expenses associated with prosecuting and maintaining the patents licensed by MST to MSD under the MSD/MST license agreement. A portion of the $3.0 million payment the Company made to MSD in connection with the settlement was made in full and complete satisfaction of any obligation it had in connection with such expenses.

        In addition, because MSD and MST have exercised their right to purchase the Company’s interest in MSD, the Company is obligated under the MSD joint venture agreement to vote its interest in MSD in the manner requested by MST (subject to certain limitations), provide reasonable cooperation and provide such consents to permit MSD to raise additional capital and terminate the Company’s status as a party to the MSD/MST license agreement entered into in connection with the original formation of the joint venture.

IGEN/MSD license agreement

        Under the terms of the IGEN/MSD license agreement, which is one of the MSD agreements, the Company granted to MSD a worldwide, perpetual, exclusive license (with certain exceptions) to its technology, including ECL technology, for use in MSD’s research program. In connection with the merger and related transactions, IGEN assigned the IGEN/MSD license agreement to the Company. The IGEN/MSD license agreement survived the expiration of the MSD joint venture agreement and will survive the termination of the Company’s status as a member of MSD.

        In addition, when the Company ceases to be a member of MSD, it will become entitled to receive quarterly royalty payments from MSD of 3% of the net sales price on all products developed and sold by MSD using the patents it received as part of the merger and related transactions. The royalty obligation will expire as the relevant patents expire.

        In accordance with the terms of the MSD agreements and subject to certain exceptions, the Company consented to the sublicensing by MSD of the licenses granted pursuant to the IGEN/MSD license agreement to any affiliate of MSD. Any such sublicensee is required to, among other things, make royalty payments to the Company in accordance with the IGEN/MSD license agreement.

MSD/MST sublicense agreement

        MST holds a worldwide, perpetual, non-exclusive sublicense from MSD, which is referred to in this Proxy Statement as the MSD/MST sublicense agreement, to use the Company’s technology to make, use or sell products or processes applying or related to the technologies used in the MSD research program outside the diagnostic field. Whether or not the Company is a member of MSD, it is entitled to receive quarterly royalty payments from MST of 6% of the net sales price on any products developed and sold by MST using the patents the Company received as part of the merger and related transactions. The Company assumed IGEN’s obligation under the MSD agreements to make the Company’s technology available for sublicense by MSD to MST, and these obligations survived the expiration of the MSD joint venture agreement and will survive the termination of the Company’s or MST’s status as a member of MSD. The Company is not, however, obligated to make available for sublicense by MSD to MST any technology or improvements to its technology developed after the expiration of the MSD joint venture agreement or the termination of the Company’s or MST’s status as a member of MSD. In addition, the Company may terminate its participation in the MSD/MST sublicense agreement upon MSD’s or MST’s material breach, after notice and an opportunity to cure the breach.

Transitional services and subleases

        When the MSD joint venture agreement expired, the Company was no longer required to provide research personnel and corporate services to MSD. The Company has continued, and expects that it will continue, to provide limited corporate services, consisting primarily of information technology and purchasing services support, to MSD on a transitional basis at MSD’s expense. The Company bills MSD for these services on a periodic basis.

        MSD leases certain facilities and related equipment from the Company (including laboratory facilities located in its corporate headquarters) pursuant to sublease agreements which remained in effect following the expiration of the joint venture agreement. The term of each sublease will expire one day prior to the expiration of the prime lease for that facility. Each sublease agreement provides that, subject to certain exceptions, the Company must exercise all available extension rights under the prime lease. Each of MSD and the Company may unilaterally terminate any or all of the subleases by providing at least 18 months prior written notice of termination. Notwithstanding the termination of any sublease, MSD may elect to remain in the subleased facility after the 18-month period expires for any period of time selected by MSD, but not longer than one day prior to the expiration of the prime lease (including any extensions to the prime lease). After a notice of termination of a sublease has been sent, MSD will be required to pay its pro rata share of all rental and other expenses the Company incurs under the prime lease. On February 29, 2004, the Company elected to terminate all of the subleases effective the earlier of September 1, 2005, or the date on which the applicable prime lease terminates. As part of the settlement, MSD’s rental expense payment obligations for the period from March 1, 2004 through August 31, 2005, will be added to the purchase price of the Company’s interest in MSD in lieu of MSD making current payments.

        In addition, pursuant to the settlement, MSD will sublease certain warehouse space to Mr. Jacob Wohlstadter for the period from August 1, 2004 through August 31, 2005 for an upfront payment by Jacob Wohlstadter to MSD of $23,994.75.

Employment agreement

        The Company assumed an employment agreement pursuant to which Mr. Jacob Wohlstadter is serving as the president and chief executive officer of MSD. The current term of the employment runs through November 30, 2005. The term of the employment agreement will automatically renew for a 12-month period on November 30 of each year unless either MSD or Mr. Jacob Wohlstadter gives notice of termination no later than 180 days prior to that renewal date. Most of the Company’s obligations under the employment agreement have ended, except that the Company remains obligated to maintain in effect directors and officers liability insurance coverage for Mr. Jacob Wohlstadter, to pay or cause MSD to pay a gross-up for any “parachute” excise tax that may be imposed and to indemnify Mr. Jacob Wohlstadter against certain liabilities, including liability from the MSD joint venture relating to the period of IGEN’s or the Company’s involvement with MSD.

Consulting agreement

        Mr. Jacob Wohlstadter had a consulting agreement with IGEN that the Company assumed. This consulting agreement terminated on August 15, 2004. Pursuant to the consulting agreement, Mr. Jacob Wohlstadter was entitled to receive such fees as the Company and Mr. Jacob Wohlstadter agree to when consulting services are requested by it. The Company did not ask Mr. Jacob Wohlstadter to perform, nor did he perform, any compensable consulting services during the years ended March 31, 2004 and 2003. During fiscal 2002, Mr. Jacob Wohlstadter received from IGEN $275,000 and options to purchase IGEN common stock for consulting services performed for IGEN for the period from 1995 through 2001.

Certain indemnification agreements and obligations

        Mr. Jacob Wohlstadter and JW Consulting Services, L.L.C., a company established and wholly-owned by Mr. Jacob Wohlstadter, have an indemnification agreement with IGEN that the Company assumed. Pursuant to the indemnification agreement, the Company will indemnify Mr. Jacob Wohlstadter and JW Consulting Services, L.L.C. against any claims arising out of the performance or non-performance of services to or for the benefit of the Company.

        In addition, the Company assumed a letter agreement dated August 15, 2001 among Jacob Wohlstadter, MSD, MST and IGEN. Pursuant to the letter agreement, IGEN agreed to fund reasonable ongoing legal fees and related charges and costs incurred by Jacob Wohlstadter, MSD and MST arising out of or related to IGEN’s litigation with Roche. MSD had submitted to IGEN invoices for legal fees and expenses for the period from March 1, 2003 through September 30, 2003 of approximately $1.3 million. IGEN paid approximately $423,000 of the submitted expenses, which an independent committee of IGEN’s board of directors believed was the maximum amount IGEN was obligated to pay under the letter agreement. A portion of the $3.0 million payment the Company made to MSD in connection with the settlement was made in full and complete satisfaction of the dispute.

        The Company agreed under the settlement to indemnify MSD, MST and Jacob Wohlstadter and their respective directors, officers, employees and agents for any losses, costs, fees and expenses arising out of or related in any way to past, current or future audits of MSD, the preparation of MSD audited or unaudited financial statements requested by the Company.

        In addition, the Company agreed to indemnify MSD, MST and Jacob Wohlstadter and their respective directors, officers, employees and agents for any losses, costs, fees and expenses with respect to regulatory (Securities and Exchange Commission or otherwise) or legal proceedings and investigations resulting from or related to the fact that the Company is (or the Company’s predecessor, IGEN, was) an issuer of publicly traded securities. The Company is not required to indemnify MSD, MST or Jacob Wohlstadter for acts either resulting in a criminal conviction or finally adjudged by a court of competent jurisdiction to constitute fraud or intentional misrepresentations.

Related Companies

        The Company’s chief executive officer, Samuel Wohlstadter, is the principal and controlling stockholder, a director and the chief executive officer of each of Wellstat Biologics Corporation, Wellstat Therapeutics Corporation, Hyperion Catalysis International, Proteinix Corporation and Integrated Chemical Synthesizers, Inc. The Company’s president and chief operating officer, Richard Massey, is also a director of Hyperion and he is a less than 10% stockholder in Proteinix.

        The Company has shared services arrangements with each of these affiliated companies. These shared services include accounting and finance, human resources and other administrative services, as well as facility related costs and services. Shared services costs allocated to Hyperion, Wellstat Biologics, Wellstat Therapeutics, Proteinix and Integrated Chemical Synthesizers totaled $1.0 million, $1.0 million and $1.3 million for the years ended March 31, 2004, 2003 and 2002, respectively, which reduced certain operating costs and expenses of the Company for the respective periods. Amounts allocated to these affiliated companies are calculated and billed monthly based upon costs incurred by the Company and are determined through allocation methods that include time-spent and square footage utilized. The affiliated companies had prepaid approximately $12,000 under the shared services arrangements at March 31, 2004, and the amount due from affiliated companies under the shared services arrangements was approximately $200,000 at March 31, 2003. All such balances were settled subsequent to each respective year-end.

Equity right purchase and license amendment agreement

        In 1993, IGEN enacted a reorganization that included the discontinuation of its pharmaceutical development operations. As part of that reorganization, IGEN entered into an agreement with Pro-Neuron, Inc., which was renamed Wellstat Therapeutics. Under the agreement, Wellstat Therapeutics assumed contractual and financial responsibility for IGEN’s commitments, agreements and contract research programs related to the IGEN prodrug cancer program. In connection with this assumption, IGEN granted to Wellstat Therapeutics an exclusive, worldwide and perpetual license to its patents, patent applications, know-how and trade secrets relating to the IGEN prodrug cancer program, subject to certain limitations. IGEN was entitled to receive a royalty from Wellstat Therapeutics based on net sales of products made pursuant to the license. To date, there have been no products developed under this license. At the same time, Wellstat Therapeutics granted to IGEN an exclusive, worldwide and perpetual license to its patents, patent applications, know-how and trade secrets relating to Wellstat Therapeutics’s proprietary diagnostics product opportunities, subject to certain limitations, in a field that includes research, industrial and clinical diagnostic markets. Wellstat Therapeutics was entitled to receive a royalty based on net sales made pursuant to the license. To date, there have been no products developed under this license. In connection with the assumption of contractual and financial responsibility for IGEN’s commitments, agreements and contract research programs and the grants of the licenses, Wellstat Therapeutics was paid $5 million by IGEN, which was scheduled to convert into 4.5% of the fully diluted equity of Wellstat Therapeutics on December 31, 2003. This equity right has no historic cost basis in the consolidated financial statements of IGEN.

        In lieu of the conversion, on December 30, 2003, IGEN and Wellstat Therapeutics entered into an equity right purchase and license amendment agreement pursuant to which effective as of February 10, 2004:

•	Wellstat Therapeutics repurchased IGEN’s right to receive a 4.5% equity interest in Wellstat Therapeutics;

•	the intellectual property licenses from IGEN to Wellstat Therapeutics and from Wellstat Therapeutics to IGEN was terminated; and

•	IGEN confirmed the 1993 transfer to Wellstat Therapeutics of its interest in the ProGen joint venture through which IGEN had conducted its prodrug research prior to the execution of the 1993 agreement.

        In return, Wellstat Therapeutics paid IGEN $1.7 million in cash. Although these transactions were completed on February 10, 2004, certain representations, warranties and covenants under the equity right purchase and license amendment agreement survived and the Company has assumed the agreement in connection with the merger and related transactions. IGEN’s audit committee, with the assistance of independent financial and legal advisors, negotiated and approved the agreement on behalf of IGEN.

        Also in 1993, as part of the discontinuation of its pharmaceutical development operations, IGEN entered into an agreement with Proteinix. Under the agreement, Proteinix assumed contractual and financial responsibility for IGEN’s commitments, agreements and contract research programs related to the IGEN Abzymes program development operations. In connection with this assumption, IGEN granted to Proteinix an exclusive, worldwide and perpetual license to its patents, patent applications, know-how and trade secrets relating to the IGEN Abzymes program, subject to certain limitations. IGEN was entitled to receive a royalty from Proteinix based on net sales of products made pursuant to the license. To date, there have been no products developed under this license. At the same time, Proteinix granted to IGEN an exclusive, worldwide and perpetual license to its patents, patent applications, know-how and trade secrets relating to Proteinix’s ubiquitin fusion technology for the production of diagnostic reagents together with product opportunities, subject to certain limitations, in a field that includes research, industrial and clinical diagnostic markets. Proteinix was entitled to receive a royalty based on net sales made pursuant to the license. To date, there have been no products developed under this license. In connection with the assumption of contractual and financial responsibility for IGEN’s commitments, agreements and contract research programs and the grants of the licenses, Proteinix was paid $3.2 million by IGEN, which was scheduled to convert into 4.5% of the fully diluted equity of Proteinix on December 31, 2003. This equity right has no historic cost basis in the consolidated financial statements of IGEN.

In lieu of the conversion, on December 30, 2003, IGEN and Proteinix entered into an equity right purchase and license amendment agreement pursuant to which effective as of February 10, 2004:

•	Proteinix repurchased IGEN's right to receive a 4.5% equity right in Proteinix;

•	the intellectual property licenses from IGEN to Proteinix and from Proteinix to IGEN were terminated; and

•	Proteinix purchased the intellectual property assets, including the “Abzyme”trademark, underlying the licenses between IGEN and Proteinix and between IGEN and Wellstat Therapeutics.

        In return, Proteinix paid IGEN $50,000 in cash and granted to IGEN a fully-paid, worldwide, perpetual, royalty-free, non-exclusive license to practice all diagnostic rights in the abzyme technology embodied in the sold intellectual property. The Company has assumed this license in connection with the merger and related transactions. Under this license, the Company limited rights to sublicense the intellectual property to strategic partners, customers, distributors and in the context of bona fide research collaborations. Although these transactions were completed on February 10, 2004, certain representations, warranties and covenants under the equity right purchase and license amendment agreement survived and the Company has assumed the agreement in connection with the merger and related transactions. IGEN’s audit committee, with the assistance of independent financial and legal advisors, negotiated and approved the agreement on behalf of IGEN.

Transactions with Directors and Executive Officers

        In connection with the exercise of employee stock options in July 2000, Mr. Samuel Wohlstadter, IGEN’s chairman and chief executive officer at the time, received a loan from IGEN. The loan was a 6.62% simple interest only, full recourse loan against all assets of Mr. Wohlstadter in the principal amount of $2,060,500, maturing in July 2007. This loan was to be transferred to the Company as part of the merger and related transactions, but Mr. Wohlstadter repaid the loan in full in January 2004.

        The Company has retained Wilmer, Cutler & Pickering to perform legal services. This law firm has been engaged by IGEN since 1995. Ms. Jennifer M. Drogula, who became the daughter-in-law of the Company’s chairman and chief executive officer in March 2002, has been a partner of the firm since January 1, 2001. In addition, Mr. Richard Cass, one of IGEN’s directors, was formerly a partner of the firm. The Company recorded approximately $300,000, $100,000 and $400,000 in legal fees to the law firm for fiscal 2004, 2003 and 2002, respectively. Amounts due to the law firm totaled $128,000 as of March 31, 2004. There were no amounts due at March 31, 2003.

        In addition, the Company has engaged the law firm of Hale and Dorr LLP to provide legal services. IGEN first engaged this law firm in 1994. Ms. Deborah Wohlstadter, the wife of Mr. Jacob Wohlstadter and daughter-in-law of the Company’s chairman and chief executive officer since December 2001, is a junior partner in that law firm. The Company recorded approximately $100,000 in legal fees paid to that firm during fiscal years ended 2004 and 2003.

        Wilmer Cutler & Pickering merged with Hale and Dorr during 2004 and the Company expects that it will continue to retain the law firm in the future.

Limitation on the Liability of Directors and Executive Officers

        The Company’s certificate of incorporation provides that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s certificate of incorporation also provides that it may maintain insurance, at its expense, to protect the Company and any of its directors, officers or employees against any expense, liability or loss whether or not the Company would have the power to indemnify that person against such expense, liability or loss under Delaware law. Pursuant to these provisions, the Company has entered into indemnity agreements with each of its directors and executive officers and certain of its key employees. The Company has also obtained director and officer liability insurance for claims up to $30 million.

        In addition, the Company’s certificate of incorporation provides that its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care as a director, except liability for:

•	any breach of the director's duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law; or

•	any transaction from which a director derived an improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting personal liability for directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware law.

PERFORMANCE MEASUREMENT COMPARISON

        The following chart shows the comparison of total cumulative return on an investment of $100 invested on February 17, 2004 in cash of (i) the Company’s Common Stock, (ii) the S&P Biotechnology Index, and (iii) the NASDAQ Stock Market. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31, 2004:

STOCKHOLDER PROPOSALS

        Any proposals intended to be presented by any stockholder for action at the Company’s 2005 Annual Meeting of Stockholders must be received by the Secretary of the Company at 16020 Industrial Drive, Gaithersburg, Maryland 20877 not later than June 21, 2005 to be included in the proxy statement and proxy relating to the 2005 Annual Meeting or to be properly brought before the Company’s 2005 Annual Meeting.

By Order of the Board of Directors

/s/George V. Migausky George V. Migausky Secretary

Date: September 10, 2004

APPENDIX A

BioVeris Corporation

CHARTER OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Audit Committee of BioVeris Corporation (the “Company”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s external (and if applicable, internal) auditors.

All members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc., as in effect from time to time. All members of the Audit Committee shall also meet the independence requirements of Section 10A of the Securities Exchange Act of 1934, as amended, as in effect from time to time. The Audit Committee will have at least one member of the Audit Committee who meets the definition of a “financial expert,” as the Securities and Exchange Commission may define after the date hereof. If the Audit Committee does not have at least one member who is a financial expert, the Company will disclose that fact and the reasons why the Audit Committee does not have such a member. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Chairman of the Board.

The Audit Committee shall have the authority to engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, to pay the compensation of such advisors. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall meet at least quarterly. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of a conference call or similar communications equipment by means of which all persons participating can hear each other. The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.	Be directly responsible for the appointment, compensation and oversight of the independent auditor, including resolving any disagreements between management and the independent auditor regarding financial reporting. In particular, the Audit Committee shall:

a.	Recommend to the Board the appointment of the independent auditor, which firm shall report directly to the Audit Committee;

b.	Approve the fees to be paid to the independent auditor for audit services and, to the extent applicable, non-audit services. The Company shall provide appropriate funding for compensation of the services of the independent auditor.

2.	Preapprove all audit services and permitted non-audit services to be performed by the independent auditor of the Company. Permitted non-audit services do not include those specified as prohibited in the Sarbanes Oxley Act of 2002 and those that the Public Company Accounting Oversight Board may prohibit after the date hereof. The Audit Committee may delegate preapproval of audit and non-audit services to one or more members. Such members shall report to the full Audit Committee at each scheduled meeting whether such members preapproved any audit or non-audit services. The Company shall report any preapproved nonaudit services in its periodic reports.

3.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

4.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

5.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee will inquire of the independent auditor (including the independent auditor’s National Office, where necessary) regarding the following:

a.	all critical accounting policies and practices to be used;

b.	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

c.	other material written communications between the independent auditor and the management, such as any management letter or schedule of unadjusted differences.

6.	Review with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements, such as any off-balance sheet structures and pro forma financial information disclosure.

7.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

8.	Discuss with management and the independent auditor earnings releases, and financial information and earnings guidance provided to analysts and ratings agencies.

9.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

10.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11.	Review the experience and qualifications of the members of the independent auditor team and the quality control procedures of the independent auditor.

12.	Confirm that the lead (or coordinating) audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has not performed the audit services for the Company in more than each of the five previous years.

13.	Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1; discuss such reports with the auditor; and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

14.	Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

15.	Recommend to the Board guidelines for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

16.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

17.	Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

18.	Obtain reports from management and its advisors that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct [to be adopted], including disclosures of insider and affiliated party transactions.

19.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

20.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

21.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

22.	Review and approve all related party transactions; provide oversight for the Board with respect to related party transactions, including a review with the independent auditor of any new or ongoing related party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with the related party transaction policy.

23.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws, regulations and corporate governance.

24.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25.	Meet at least quarterly with the chief financial officer and the independent auditor in separate executive sessions.

26.	Review with management and the independent auditor any issues regarding proposed accounting treatment to be discussed with the Securities and Exchange Commission.

27.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

28.	Review with the chief executive officer and chief financial officer all significant deficiencies and material weaknesses in the design or operation of internal controls and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s policies and corporate governance.

Date adopted by the Board of Directors: September 24, 2003